(LETTERHEAD OF BERLACK, ISRAELS & LIBERMAN LLP)




                                               EXHIBIT F-1(d)



                                        November 9, 1995




          Securities and Exchange Commission
          450 Fifth Street, N.W.
          Washington, D.C.  20549

                    Re: General Public Utilities Corporation ("GPU") Energy Initiatives, Inc. ("EI")
                         Application on Form U-1
                         SEC File No. 70-7727

          Gentlemen:

                    We have examined Post-Effective Amendment No. 16, dated September 22, 1995, to the Application on Form U-1, dated December 13, 1989, as amended, under the Public Utility Holding Company Act of 1935 (the "Act"), filed by GPU, a Pennsylvania corporation, and EI, a Delaware corporation, with the Securities and Exchange Commission (the "Commission"), and docketed by the Commission in SEC File No. 70-7727, and Post-Effective Amendment No. 17 thereto, dated October 10, 1995, and Post-Effective Amendment No. 18 thereto, dated this date, of which this opinion is a part. (The Application, as amended and thus to be amended, is hereinafter referred to as the "Application").

                    The Application now contemplates, among other things:

                    (i) increasing to $500 million the aggregate amount of obligations which GPU may incur under (A) letter of credit reimbursement agreements ("Reimbursement Agreements") or guarantees or similar obligations ("Guarantees") entered into by GPU in connection with EI's project development activities or the acquisition of ownership interests in projects; (B) Guarantees entered into by GPU of the obligations of EWGs and FUCOs; and
          (C) assumptions by GPU of liabilities of EWGs and FUCOs;

                    (ii)  expanding the  purposes for  which GPU  may enter
          into  Guarantees   to  include   supporting  EI  bank   or  other
          institutional borrowings; and
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          November 9, 1995
          Page 2



                    (iii) increasing to $50 million the aggregate amount of obligations which EI may incur under Reimbursement Agreements and Guarantees and through the assumption of liabilities of EWGs and FUCOs.

                    In addition to the matters set forth in our previous opinion dated November 21, 1994 and filed as Exhibit F-1(c) to the Application, we have examined copies of the Commission's Supplemental Orders, dated December 28, 1994 and June 14, 1995, granting the Application, as then amended. We have also examined such other documents and made such further investigation as we have deemed necessary as a basis for this opinion.

                    We have been counsel to GPU  and EI for many years.  In
          that connection, we have participated in various proceedings relating to the issuance of securities by GPU and its subsidiaries, and we are familiar with the terms of the outstanding securities of the corporations comprising the GPU holding company system.

                    We are members of the Bar of the State of New York and do not purport to be expert in the laws of any jurisdiction other than the laws of the State of New York and the Federal laws of the United States. We have, however, reviewed the Delaware General Corporation Law ("GCL") to the extent required to express the opinions hereinafter set forth. The opinions expressed herein are limited to matters governed by the laws of the State of New York, the GCL and the Federal laws of the United States. As to all matters which are governed by the laws of the Commonwealth of Pennsylvania, we have relied on the opinion of Ballard Spahr Andrews & Ingersoll which is being filed as Exhibit F-2 to the Application.

                    Based upon the foregoing, and assuming  (i) that at the
          time of their issuance and delivery, the Reimbursement Agreements and Guarantees will have been duly authorized, executed and delivered by GPU and EI, as the case may be, (ii) compliance by GPU and EI with the applicable limitations on guarantees and unsecured debt contained in the GPU and EI revolving credit facilities, and (iii) that the transactions therein proposed are carried out in accordance with the Application, we are of the opinion that when the Commission shall have entered a supplemental order forthwith granting the Application,

                         (a) all State laws applicable to the proposed transactions will have been complied with,
                         (b) each of GPU and EI is validly organized and existing,


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          November 9, 1995
          Page 3


                         (c) the Reimbursement Agreements and Guarantees will be valid and binding obligations of GPU and EI, as applicable, in accordance with their terms, in each such case subject to the effect of any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors' rights generally and general principles of equity limiting the availability of equitable remedies, and

                         (d) the consummation of the transactions proposed in the Application will not violate the legal rights of the holders of any securities issued by GPU or EI or any "associate company" thereof, as defined in the Act.

                    We hereby consent to the filing of this opinion as an exhibit to the Application and in any proceedings before the Commission that may be held in connection therewith.


                                        Very truly yours,



                                        BERLACK, ISRAELS & LIBERMAN LLP